Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Other Service Providers: Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement (Form N-1A, No. 333-104972) of Morgan Stanley Institutional Liquidity Funds and to the incorporation by reference of our report, dated December 23, 2019 on Prime Portfolio, ESG Money Market Portfolio, Government Portfolio, Government Securities Portfolio, Treasury Portfolio, Treasury Securities Portfolio, and Tax-Exempt Portfolio (the seven portfolios comprising the Morgan Stanley Institutional Liquidity Funds) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 28, 2020